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Exhibit 4.3

TENET HEALTHCARE CORPORATION

Second Supplemental

Indenture

Dated as of November 6, 2001

(Supplemental to Indenture Dated as of November 6, 2001)

THE BANK OF NEW YORK,
 as Trustee

    SECOND SUPPLEMENTAL INDENTURE, dated as of November 6, 2001, among Tenet Healthcare Corporation, a corporation duly organized and existing under the laws of the State of Nevada (herein called the "Company"), and The Bank of New York, a New York banking corporation, as Trustee (herein called "Trustee");

R E C I T A L S:

    WHEREAS, the Company has heretofore executed and delivered to The Bank of New York, as trustee, an Indenture, dated as of November 6, 2001 (the "Existing Indenture", and the Existing Indenture, as the same may be amended or supplemented from time to time, including by this Second Supplemental Indenture, the "Indenture"), providing for the issuance from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness (herein and therein called the "Securities"), to be issued in one or more series as provided in the Indenture;

    WHEREAS, Section 901 of the Existing Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Existing Indenture to provide for the issuance of and establish the form and terms and conditions of any additional series of Securities;

    WHEREAS, Sections 201, 301 and 901 of the Existing Indenture permit the form of notes of each additional series of notes to be established pursuant to an indenture supplemental to the Existing Indenture;

    WHEREAS, Section 301 of the Existing Indenture permits certain terms of any additional series of notes to be established pursuant to an indenture supplemental to the Existing Indenture; and

    WHEREAS, pursuant to resolutions of the Board of Directors of the Company adopted at a meeting duly called on October 10, 2001, the Company is authorized to issue up to $3,000,000,000 aggregate principal amount of Securities in one or more series of Securities;

    WHEREAS, pursuant to written action of the officers of the Company dated November 6, 2001 in accordance with such resolutions, the Company has authorized the issuance of $1,000,000,000 aggregate principal amount of 6 3/8% Senior Notes due 2011 (the "Notes");

    WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture to establish the form and terms of the Notes;

    WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement according to its terms have been done; and

    WHEREAS, the foregoing recitals are made as statements of fact by the Company and not by the Trustee;

    NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

    For and in consideration of the premises and the issuance of the Notes provided for herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1.  Relation to Existing Indenture

    This Second Supplemental Indenture constitutes an integral part of the Existing Indenture (the provisions of which, as modified by this Second Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Existing Indenture insofar as it relates to any other series of Securities or affect in any manner the terms and conditions of the Securities of any other series.

Section 1.2.  Definitions

    For all purposes of this Second Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.2 have the respective meanings assigned thereto in this Section 1.2, and (ii) which are defined in the Existing Indenture (and which are not defined in this Section 1.2) have the respective meanings assigned thereto in the Existing Indenture. For all purposes of this Second Supplemental Indenture:

    1.2.1  All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture;

    1.2.2  The terms "hereof", "herein", "hereby", "hereto", "hereunder" and "herewith" refer to this Second Supplemental Indenture; and

    1.2.3  The following terms, as used herein, have the following meanings:

    "Adjusted Treasury Rate" has the meaning specified in the form of Note contained in Section 2.3.

    "Affiliated Entity" has the meaning specified under the definition of "Subsidiary" in this Section 1.2.3.

    "Attributable Debt" when used in connection with a Sale and Lease-Back Transaction, means, as of the date of determination, (i) as to any capitalized lease obligations, the liability related thereto set forth on the consolidated balance sheet of the Company and (ii) as to any operating lease, the present value (discounted at the rate per annum equal to the rate of interest set forth or implicit in the term of the lease, as determined in good faith by the Board of Directors of the Company) of the total obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which an option to extend such lease has been exercised).

    "Code" means the Internal Revenue Code of 1986, as amended and as in effect on the date hereof.

    "Comparable Treasury Issue" has the meaning specified in the form of Note contained in Section 2.3.

    "Comparable Treasury Price" has the meaning specified in the form of Note contained in Section 2.3.

    "Depositary" means The Depository Trust Company, its nominees and their respective successors.

    "Exchange Notes" means the notes issued pursuant to the Exchange Offer and their Successor Securities.

    "Exchange Offer" has the meaning specified in the form of Note contained in Section 2.2.

    "Exchange Offer Registration Statement" has the meaning specified the form of Note contained in Section 2.2.

    "Global Note" means any Note bearing the legend specified in Section 2.2 evidencing all or part of the Notes, issued to the Depositary or its nominee and registered in the name of the Depositary. The Restricted Global Note shall be a Global Note.

    "Independent Investment Banker" has the meaning specified in the form of Note contained in Section 2.3.

    "Initial Purchasers" means Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., J.P. Morgan Securities Inc. and the other Persons named in Schedule I to the Purchase Agreement.

    "Interest Payment Date" has the meaning specified in the form of Note contained in Section 2.2.

    "Liens" means liens, mortgages, pledges, charges, security interests or other encumbrances.

    "Make-Whole Price" has the meaning specified in the form of Note contained in Section 2.3.

    "Original Notes" means all Notes other than Exchange Notes.

    "Primary Treasury Dealer" has the meaning specified in the form of Note contained in Section 2.3.

    "Principal Property" means each hospital owned solely by the Company and/or one or more of its Subsidiaries which has an asset value shown on the books of the Company in excess of 5% of the Consolidated Net Tangible Assets of the Company.

    "Purchase Agreement" means the Purchase Agreement, dated as of October 30, 2001, among the Company and the Initial Purchasers.

    "Qualified Institutional Buyer" or "QIB" has the meaning specified in Rule 144A.

    "Reference Treasury Dealer" has the meaning specified in the form of Note contained in Section 2.3.

    "Reference Treasury Dealer Quotations" has the meaning specified in the form of Note contained in Section 2.3.

    "Registered Notes" means the Exchange Notes and all other Notes sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act, together with their respective Successor Securities.

    "Registration Default" has the meaning specified in the form of Note contained in Section 2.2.

    "Registration Default Period" has the meaning specified in the form of Note contained in Section 2.2.

    "Registration Rights Agreement" has the meaning specified in Section 2.2.

    "Remaining Life" has the meaning specified in the form of Note contained in Section 2.3.

    "Restricted Global Note" has the meaning specified in Section 2.1.

    "Restricted Note" means all Notes required pursuant to Section 2.6 to bear any Restricted Securities Legend. Such term includes the Restricted Global Note.

    "Restricted Securities Legend" has the meaning specified in Section 2.6.

    "Rule 144A" means Rule 144A under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

    "Sale and Lease-Back Transactions" has the meaning specified in Section 3.2.

    "Securities" has the meaning ascribed to it in the first paragraph under the caption "Recitals."

    "Securities Act" means the Securities Act of 1933, as amended.

    "Shelf Registration Statement" has the meaning specified in the form of Note contained in Section 2.2.

    "Special Interest" has the meaning specified in the form of Note contained in Section 2.2.

    "Special Interest Notice" has the meaning specified in Section 2.5.

    "Step-Down Date" has the meaning specified in the form of Note contained in Section 2.2.

    "Step-Up" has the meaning specified in the form of Note contained in Section 2.2.

    "Subsequent Step-Up" has the meaning specified in the form of Note contained in Section 2.2.

    "Successor Security" of any particular Security means every Security issued after, and evidencing all or a portion of the same debt as that evidenced by, such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 306 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1.  Forms of Notes Generally

    The Notes shall be in substantially the forms set forth in this Article with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary thereof, the Code and regulations thereunder, or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof. The Trustee's certificates of authorization shall be in substantially the form set forth in Section 2.4.

    The definitive Notes shall be printed, lithographed or engraved or produced by any combination of these methods on steel engraved borders or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the officers executing such Notes, as evidenced by their execution thereof.

    In certain cases described elsewhere herein, the legends set forth in the first five paragraphs of Section 2.2 may be omitted from Notes issued hereunder.

    Notes offered and sold in their initial distribution in reliance on Rule 144A shall be Restricted Notes and shall be issued in the form of one or more Global Notes (each, a "Restricted Global Note"), in fully registered form without interest coupons, substantially in the form of Note set forth in Sections 2.2 and 2.3, with such applicable legends as are provided for in Section 2.2, except as otherwise permitted herein. Such Restricted Global Notes shall be registered in the name of the Depositary or its nominee and deposited with the Trustee, at its New York office, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Global Notes and all other Notes evidencing the debt, or any portion of the debt, initially evidenced by such Restricted Global Notes, other than the Notes which are not required to bear the Restricted Securities Legend, shall collectively be referred to herein as the "Restricted Notes." Global Notes are Global Securities as defined under the Existing Indenture and are subject to the restrictions and provisions of the Indenture governing Global Securities in the Existing Indenture, except as specifically provided in this Second Supplemental Indenture.

    The Notes will be issued only in registered form. The Notes will be issued in minimum denominations of $1,000.

Section 2.2.  Form of Face of the Notes

    [INCLUDE IF NOTE IS A RESTRICTED NOTE—THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

    THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO THE COMPANY, (II) INSIDE THE U.S. TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE U.S. IN A TRANSACTION COMPLYING WITH THE PROVISIONS OF RULE 904 UNDER THE SECURITIES ACT AND SUBJECT TO THE COMPANY'S RIGHT PRIOR TO ANY SUCH REOFFER, RESALE OR

TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION REASONABLY SATISFACTORY TO IT THAT SUCH REOFFER, RESALE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 (IF AVAILABLE), (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO IT), AND IN EACH OF CASES (II) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.]

    [INCLUDE IF NOTE IS A GLOBAL NOTE—THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

    [INCLUDE IF NOTE IS A GLOBAL NOTE AND THE DEPOSITORY TRUST COMPANY IS THE DEPOSITARY—UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY ("DTC"), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CEDE & CO. (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

    THIS SECURITY MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

TENET HEALTHCARE CORPORATION
6 3/8% SENIOR NOTES DUE 2011

No.

CUSIP No.:	$

    TENET HEALTHCARE CORPORATION, a corporation duly organized and existing under the laws of Nevada (herein called the "Company," which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to            , or registered assigns, the principal sum of            Dollars, [include if Global Note—or such other amount (not to exceed One Billion Dollars (U.S. $1,000,000,000) when taken together with all of the Company's 6 3/8% Senior Notes due 2011 issued and outstanding in definitive certificated form or in the form of another Global Note) as may from time to time represent the principal amount of the Company's 6 3/8% Senior Notes due 2011 in respect of which beneficial interests are held through the Depositary in the form of a Global Note,] on December 1, 2011, and to pay interest thereon from November 6, 2001, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 in each year (each such date, an "Interest Payment Date"), commencing on June 1, 2002, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof which shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

    Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

    In the event that an Interest Payment Date is not a Business Day, the Company shall pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Stated Maturity or earlier Redemption Date falls on a day that is not a Business Day, the payment of principal and interest, if any, need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect as if made on the Stated Maturity or earlier Redemption Date, provided that no interest shall accrue for the period from and after such Stated Maturity or earlier Redemption Date.

    [Pursuant to the Exchange and Registration Rights Agreement, dated as of November 6, 2001 (the "Registration Rights Agreement"), by and among the Company and the Initial Purchasers (as defined therein), the Company has agreed for the benefit of the Holders from time to time of the Notes that they will (i) file under the Securities Act, no later than December 6, 2001, a registration statement (the "Exchange Offer Registration Statement") registering securities substantially identical to the Notes (except that such securities will not contain terms with respect to the Special Interest payments described below or transfer restrictions) pursuant to an exchange offer (the "Exchange Offer"), (ii) use its commercially reasonable efforts to cause the Exchange Registration Statement to become effective under the Securities Act no later than 180 days following the filing thereof, and (iii) use its commercially reasonable efforts to cause the Exchange Offer to remain open at least 20 business days and to commence and complete the Exchange Offer no later than 30 business days after the Exchange

Offer Registration Statement has become effective; provided, however, that if (a) on or prior to the time the Exchange Offer is completed, existing Commission (as defined in the Indenture) interpretations are changed such that this Note is not or would not be, upon receipt under the Exchange Offer, transferable by the Holder of this Note without restriction under the Securities Act, (b) for any reason the Exchange Offer is not commenced and completed by the applicable date or (c) the Exchange Offer is not available to the Holder of this Note, the Company agreed, in lieu of (or, in the case of clause (c), in addition to) conducting the Exchange Offer, to file under the Securities Act no later than the later of 30 days after the time such obligation to file arises, a "shelf" registration statement providing for the registration of and the sale on a continuous or delayed basis by the Holder of this Note (such registration statement, the "Shelf Registration Statement") and to use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 90 days after it is filed.

    In the event that (i) the Company has not filed the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement on or before the date on which such registration statement is required to be filed in the respective time frames provided above, or (ii) such Exchange Offer Registration Statement or, if applicable, such Shelf Registration Statement has not become effective on or before the date on which such registration statement is required to become effective in the respective time frames provided above, or (iii) the Exchange Offer has not been completed within 30 business days after the Exchange Offer Registration Statement has become effective (if the Exchange Offer is then required to be made) or (iv) the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by the Company or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Indenture) without being succeeded immediately by an additional registration statement filed and declared effective, in each case (i) through (iv) upon the terms and conditions set forth in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default" and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then interest will accrue (in addition to any stated interest on this Note) at a per annum rate of 0.25% for the first 90 days of the Registration Default Period (the "Step-Up"), at a per annum rate of 0.50% for the second 90 days of the Registration Default Period, at a per annum rate of 0.75% for the third 90 days of the Registration Default Period and at a per annum rate of 1.0% thereafter for the remaining portion of the Registration Default Period (each such increase, a "Subsequent Step-Up"). The Company shall not be required to pay Special Interest for more than one Registration Default at any given time. Interest accruing as a result of the Step-Up or any Subsequent Step-Up (which shall be computed on the basis of a 360-day year comprised of twelve 30-day months) is referred to herein as "Special Interest," and will be payable at such increased rate until such time as the Registration Default Period is no longer continuing, after which such interest rate will be restored to its initial rate (such event, a "Step-Down Date"). Accrued Special Interest, if any, shall be paid in cash in arrears on each Interest Payment Date for the Notes; and the amount of accrued Special Interest shall be determined on the basis of the number of days actually elapsed. Any accrued and unpaid interest (including Special Interest) on this Note upon the issuance of an Exchange Note (as defined in the Indenture) in exchange for this Note shall cease to be payable to the Holder hereof but such accrued and unpaid interest (including Special Interest) shall be payable on the next Interest Payment Date for such Exchange Note to the Holder thereof on the related Regular Record Date.]

    Payment of the principal of this Note, any premium and any interest due at Stated Maturity will be made in immediately available funds upon surrender at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in within the City and State of New York, or at such other paying agency as the Company may determine. Payments of interest, other than interest due at Stated Maturity, may at our option be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register. Holders who have given wire instructions to the Paying Agent will be entitled to receive payments of interest, other than interest due at Stated Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing earlier than the relevant Record Date.

    Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

    Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

    IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

TENET HEALTHCARE CORPORATION
By

Section 2.3. Form of Reverse of the Notes

    This Note is one of a duly authorized issue of securities of the Company (herein called the "Notes"), issued and to be issued in one or more series under an Indenture, dated as of November 6, 2001, as supplemented by the Second Supplemental Indenture (the "Second Supplemental Indenture"), dated as of November 6, 2001 (as so supplemented, the "Indenture", which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof. The Company has appointed The Bank of New York at its corporate trust office in New York, New York as the paying agent (herein called the "Paying Agent", which term includes any additional or successor Paying Agent appointed by the Company) with respect to the Notes.

    The Notes are subject to redemption, in whole or in part, at any time, at the election of the Company upon not less than 30 nor more than 60 days' notice at a Redemption Price equal to the Make-Whole Price.

    "Make-Whole Price" means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding accrued and unpaid interest to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 0.3%, plus, in each of cases (i) and (ii), accrued and unpaid interest thereon to the Redemption Date.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date: (i) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month); or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (the "Remaining Life").

    "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

    "Reference Treasury Dealer" means (i) each of Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. and their respective successors; provided that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

    In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

    This Note does not have the benefit of any sinking fund obligations.

    The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

    If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

    The Notes are entitled to the benefits of the covenants of the Company set forth in Article Ten of the Indenture and Article Three of the Second Supplemental Indenture.

    This Note is a Global Note and shall be exchangeable for Notes registered in the names of Persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Note or if at any time such Depositary ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended, at a time when such Depositary is required to be so registered in order to act as Depositary, and the Company fails to appoint a successor Depositary under the Indenture, (ii) the Company executes and delivers to the Trustee a Company Order that the Global Note shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes. To the extent that the Global Note is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Notes registered in such names as the Depositary may direct. In the event of a deposit or withdrawal of an interest in this Note (including upon an exchange, transfer, redemption or repurchase of this Note in part only) effected in accordance with the Applicable Procedures, the Security Registrar, upon receipt of notice of such event from the Depositary's custodian for this Note, shall make an adjustment on its records to reflect an increase or decrease of the Outstanding principal amount of Notes of this series resulting from such deposit or withdrawal, as the case may be.

    Unless the context otherwise requires, the Original Notes (as defined in the Indenture) and the Exchange Notes (as defined in the Indenture) shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions.

    The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

    As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

    No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

    As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

    The Notes of this series are issuable only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

    No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

    All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

    The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 2.4. Form of Trustee's Certificate of Authentication of the Notes

    The Trustee's certificates of authentication shall be in substantially the following form:

    This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK, as Trustee
By:
Authorized Signatory

Section 2.5. Title and Terms

    The Notes shall be issued in one series and shall be known and designated as the "5 3/8% Senior Notes due 2011" of the Company. The aggregate principal amount of the Notes that may initially be authenticated and delivered under this Second Supplemental Indenture is limited to $1,000,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306 or 906 of the Existing Indenture or Article Two of this Second Supplemental Indenture. The Company may, without the consent of the Holders of the Notes, issue additional notes having the same ranking, interest rate, Stated Maturity, CUSIP number and terms as to status, redemption or otherwise as the Notes, in which event such notes, the Original Notes and the Exchange Notes shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions.

    The Stated Maturity of the Notes shall be December 1, 2011, and they shall bear interest and have such other terms as are described in Sections 2.2 and 2.3 of this Second Supplemental Indenture.

    The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision, or at the option of a Holder thereof. The Notes shall be redeemable at the election of the Company, as a whole or from time to time in part at the times and at the prices specified in the form of Note set forth in Section 2.3 of this Second Supplemental Indenture.

    The Notes shall be subject to the defeasance and discharge provisions of Section 1302 of the Existing Indenture and the defeasance of certain obligations and certain events of default provisions of Section 1303 of the Existing Indenture.

    Upon their original issuance, the Notes shall be issued in the form of one or more Global Notes, as provided in this Second Supplemental Indenture, registered in the name of The Depository Trust Company, as Depositary, or its nominee and deposited with the Trustee, as custodian for The Depository Trust Company, for credit by The Depository Trust Company to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). The Global Notes shall bear the legends provided for in the form of Note contained in Section 2.2 of this Second Supplemental Indenture and may be exchanged in whole or in part for Notes registered, and transfers of Global Notes in whole or in part may be registered, in the name or names of Persons other than the Depositary only as set forth herein and in the Indenture.

    The Notes shall have the benefit of the covenants set forth in Article Three of this Second Supplemental Indenture, in addition to the covenants set forth in Article Ten of the Existing Indenture.

    Unless the context otherwise requires, the Original Notes and the Exchange Notes shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers and redemptions.

    The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 and integral multiples thereof.

    The Notes shall be executed, authenticated, delivered and dated in accordance with Section 303 of the Existing Indenture.

Section 2.6. Restricted Securities Legend

    (a) Subject to the following clauses of this Section 2.6, Restricted Notes and their respective Successor Securities shall bear the legends required by Section 2.2 hereof (the "Restricted Securities Legend"). Registered Notes shall not bear the legend required for Restricted Securities. The Security Registrar shall distinguish between Restricted Notes and Registered Notes in the Security Register.

    (b) At any time after a Restricted Note may be freely transferred without registration under the Securities Act or without being subject to transfer restrictions pursuant to the Securities Act, a new Note which does not bear a Restricted Securities Legend may be issued in exchange for or in lieu of such Note or any portion thereof if there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel licensed to practice law in the State of New York, as the Company may require in its sole discretion, or the Company otherwise determines in its sole discretion that neither the Restricted Securities Legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such Note will not violate the registration requirements of the Securities Act. The Trustee, at the written direction of the Company, shall authenticate and deliver in exchange for such Note another Note or Notes having an equal aggregate principal amount that does not bear the Restricted Securities Legend as provided in the Indenture.

    (c) Notwithstanding the foregoing provisions of this Section 2.6, a Successor Security of a Note that does not bear a Restricted Securities Legend shall not bear such legend unless the Company has reasonable cause to believe that such Successor Security is a "restricted security" within the meaning of Rule 144 under the Securities Act, in which case the Trustee, at the written direction of the Company, shall authenticate and deliver the Successor Security bearing a Restricted Securities Legend as provided in this Indenture.

ARTICLE THREE

COVENANTS

Section 3.1. Limitations on Liens

    Nothing in this Indenture or in the Notes shall in any way restrict or prevent the Company or any Subsidiary from incurring any debt; provided that the Company covenants and agrees that neither it nor any Subsidiary will issue, incur, create, assume or guarantee any debt secured by Liens upon any Principal Property, without effectively providing that the Notes then Outstanding and thereafter created (together with, if the Company so determines, any other debt then existing and any other debt thereafter created ranking equally with the Notes) shall be secured equally and ratably with, or prior to, such debt as long as such debt shall be so secured, except that the foregoing provisions shall not apply to:

    (a)(i) Liens securing all or any part of the purchase price or the cost of construction of property acquired or constructed by the Company or a Subsidiary, provided such debt and related Lien are incurred within 12 months after acquisition, or completion of construction and full operation, whichever is later;

      (ii) Liens on property owned by the Company or a Subsidiary securing all or any part of the purchase price or the cost of construction of additions, substantial repairs or alterations or substantial improvements to such property, provided such debt and related Lien are incurred within 12 months after the completion of such construction, additions, repairs, alterations or improvements;

      (b) Liens existing on property at the time of acquisition of such property by the Company or a Subsidiary or on the property of an entity at the time of the acquisition of such entity by the Company or a Subsidiary (including acquisitions through merger or consolidation), provided that such Liens were in existence prior to the closing of, and not incurred in contemplation of, such acquisition and, in the case of the acquisition of an entity, the Liens do not extend to any assets other than those of the entity acquired;

      (c) In the case of a Consolidated Subsidiary, Liens in favor of the Company or another Consolidated Subsidiary;

      (d) Liens existing on the date of this Second Supplemental Indenture;

      (e) Liens in favor of a government or governmental entity that:

         (i) secure debt that is guaranteed by the government or governmental entity, or

        (ii) secure debt incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity;

       (f) Liens arising in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Code (or any similar provision of law from time to time in effect); provided, that such Liens (i) are incurred within 90 days (or any longer period, not in excess of one year, as any such provision of law may from time to time permit) after the acquisition of the property or equipment subject to said Lien, (ii) do not extend to any other property or equipment, and (iii) are solely for the purpose of said transfer of tax benefits or otherwise permitted by this Section 3.1;

      (g) Liens created in substitution of or as replacements for any Liens permitted by clauses (a) to (f) set forth herein, provided that, based on a good faith determination of the Board of Directors of the Company, the property encumbered by any substitute or replacement Lien is substantially similar in nature to and no greater in value than the property encumbered by the otherwise permitted Lien that is being replaced; and

      (h) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (g) inclusive or of any debt secured thereby; provided that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property).

Section 3.2. Limitations on Sale and Lease-Back Transactions

    The Company covenants and agrees that neither it nor any Subsidiary will enter into any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary for a period of more than three years of any Principal Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property (herein referred to as "Sale and Lease-Back Transactions") unless either:

       (i) the Company or such Subsidiary would be entitled, pursuant to Section 3.1, to incur debt secured by a Lien on the property to be leased, without equally and ratable securing the Notes, or

      (ii) the Company (and in any such case the Company covenants and agrees that it will do so) during or immediately after the expiration of 120 days after the effective date of such Sale and Lease-Back Transaction (whether made by the Company or a Subsidiary) applies an amount equal to the value of such Sale and Leaseback Transaction to the acquisition, construction, addition, reparation, alteration or improvement of a Principal Property and/or to the voluntary retirement of any debt of the Company which would be defined as long-term debt on a balance sheet prepared in accordance with generally accepted accounting principles.

    For purposes of this Section 3.2, the term "value" shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

Section 3.3. Exception to Limitations

    Notwithstanding the provisions of Sections 3.1 and 3.2, the Company and any Subsidiary may issue, incur, create, assume or guarantee debt secured by Liens and enter into Sale and Lease-Back Transactions that would otherwise be subject to the restrictions in Sections 3.1 and 3.2, respectively, provided (a) the aggregate outstanding principal amount of all other debt of the Company and its Subsidiaries that is subject to the restrictions in Section 3.1 (not including debt permitted to be secured under clauses (a) to (f) inclusive of Section 3.1), plus (b) the aggregate Attributable Debt in respect of the Sale and Lease-Back Transactions in existence at such time (not including Sale and Lease-Back Transactions permitted by Section 3.2(i) or (ii)), does not exceed 15% of the Consolidated Net Tangible Assets.

Section 3.4. Waiver of Certain Covenants

    The Company may, with respect to the Notes, omit in any particular instance to comply with any term, provision or condition set forth in any particular instance to comply with any term, provision or condition set forth in any covenant in any of Sections 3.1 or 3.2, if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes shall, by Act of such Holders, either waiver such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or effect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect. No supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby, modify any of the provisions of this Section 3.4, except to increase the percentage required to waive compliance by the Company of the covenants referenced here, provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in this Section 3.4.

ARTICLE FOUR

MISCELLANEOUS

Section 4.1. Conditions Precedent

    The effectiveness of this Second Supplemental Indenture is conditioned upon the receipt by the Trustee of the items specified in Section 903 of the Existing Indenture.

Section 4.2. Relationship to Existing Indenture

    The Second Supplemental Indenture is a supplemental indenture within the meaning of the Existing Indenture. The Existing Indenture, as supplemented and amended by this Second Supplemental Indenture is in all respects ratified, confirmed and approved and, with respect to the Notes, the Existing Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 4.3. Modification of the Existing Indenture

    Except as expressly modified by this Second Supplemental Indenture, the provisions of the Existing Indenture shall govern the terms and conditions of the Notes.

Section 4.4. Governing Law

    This instrument shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 4.5. Counterparts

    This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

TENET HEALTHCARE CORPORATION
By:	/s/ STEPHEN D. FARBER
Name:	Stephen D. Farber
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee
By:	/s/ STACEY B. POINDEXTER
Name:	Stacey B. Poindexter
Title:	Assistant Treasurer

QuickLinks

  Exhibit 4.3
ARTICLE ONE DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
ARTICLE TWO GENERAL TERMS AND CONDITIONS OF THE NOTES
ARTICLE THREE COVENANTS
ARTICLE FOUR MISCELLANEOUS